Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

January 17, 2024

Board of Trustees

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

To the addressee referred to above:

We are acting as counsel to Kite Realty Group, L.P., a limited partnership organized under the laws of the State of Delaware (the “Operating Partnership”), the sole general partner of which is Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), in connection with the issuance of $350,000,000 aggregate principal amount of the Operating Partnership’s 5.500% Senior Notes due 2034 (the “Notes”) pursuant to its registration statement on Form S-3 (File No. 333-261119-01) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on November 16, 2021, and the prospectus dated November 16, 2021 (the “Prospectus”), as supplemented by the supplement to the Prospectus dated January 12, 2024 (the “Prospectus Supplement”). The Notes are to be issued pursuant to an Indenture, dated as of September 26, 2016 (the “Indenture”), between the Operating Partnership and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of January 17, 2024 (the “Supplemental Indenture”), among the Operating Partnership, the Company, as possible future guarantor, and the Trustee. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Board of Trustees Kite Realty Group Trust	2	January 17, 2024

For purposes of this opinion letter, we have assumed that (i) U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee under the Indenture, supplemented by the Supplemental Indenture, has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and the Supplemental Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture and the Supplemental Indenture, as applicable, against each of the Company and the Operating Partnership, (ii) the Trustee has duly authorized, executed and delivered the Indenture and the Supplemental Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) each of the Indenture and the Supplemental Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture or the Supplemental Indenture, and the conduct of all parties to the Indenture and the Supplemental Indenture, has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in either case, define, supplement or qualify the terms of the Indenture or the Supplemental Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware Revised Uniform Limited Partnership Act; and (ii) the laws of the State of New York (but not including any statutes, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinion expressed herein). As used herein, the term “Delaware Revised Uniform Limited Partnership Act” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Operating Partnership and that, following (i) receipt by the Operating Partnership of the consideration therefor specified in the Underwriting Agreement dated January 12, 2024, by and among the Operating Partnership and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and PNC Capital Markets LLC, as representatives of the several underwriters named in Schedule 1 thereto, and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture and the Supplemental Indenture, and as contemplated by the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Operating Partnership.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

Board of Trustees Kite Realty Group Trust	3	January 17, 2024

This opinion letter has been prepared for use in connection with the filing by the Operating Partnership and the Company of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus Supplement, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP